      As filed with the Securities and Exchange Commission on May 6, 1999.
                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                               AUTOBYTEL.COM INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                      33-0711569
      (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                        Identification No.)

         18872 MACARTHUR BOULEVARD
            IRVINE, CALIFORNIA                                 92612-1400
 (Address of Principal Executive Offices)                      (Zip Code)

                             1996 STOCK OPTION PLAN
                            1996 STOCK INCENTIVE PLAN
                        1996 EMPLOYEE STOCK PURCHASE PLAN
                             1998 STOCK OPTION PLAN
                             1999 STOCK OPTION PLAN
                            (Full title of the plans)

                                   ARIEL AMIR
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            18872 MACARTHUR BOULEVARD
                          IRVINE, CALIFORNIA 92612-1400
                     (Name and address of agent for service)

                                 (949) 225-4500
          (Telephone number, including area code, of agent for service)

                                   COPIES TO:

                             THOMAS R. POLLOCK, ESQ.
                             BRIGITTE LIPPMANN, ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                 399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 318-6000

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed              Proposed
                                                                    Maximum               Maximum
                                                                    Offering             Aggregate             Amount of
                                           Amount to be             Price Per             Offering            Registration
 Title of Securities to be Registered      Registered (1)           Share (2)             Price (2)               Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 ....               173,334        $         0.84        $   145,600.56        $    21,378.14
                                                  715,829                  0.90            644,246.10
                                                  435,653                  4.50          1,960,438.50
                                                   24,443                 11.25            274,983.75
                                                2,466,738                 13.20         32,560,941.60
                                                  143,000                 16.00          2,288,000.00
                                                1,507,943                 25.88         39,025,564.84
                                           --------------
                                                5,466,940
===========================================================================================================================

(1) The number of shares of common stock, par value $0.001 per share (the "Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the 1996 Stock Option Plan, 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan and 1999 Stock Option Plan (collectively, the "Plans"). The maximum number of shares which may be sold upon the exercise of such options granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 as follows:
     (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of Common Stock as quoted on the Nasdaq National Market on May 5, 1999 (within 5 business days prior to filing this Registration Statement).

================================================================================

                                     PART I


                                EXPLANATORY NOTE


        This registration statement registers shares, par value $0.001 per share, of common stock of autobytel.com inc., that were issued and sold or may be issued and sold under Autobytel.com's 1996 Stock Option Plan, 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan and 1999 Stock Option Plan (collectively the "Plans"). This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the common stock issued pursuant to the Plans. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission.

        Autobytel.com will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act of 1933, as amended, or additional information about the Plans. Requests should be directed to autobytel.com inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400, attention: Ariel Amir, Esq. (telephone: 949-225-4500).

REOFFER PROSPECTUS
--------------------------------------------------------------------------------
                         265,399 SHARES OF COMMON STOCK
                               AUTOBYTEL.COM INC.
--------------------------------------------------------------------------------


        The shares of common stock, $0.001 par value per share, of autobytel.com inc. covered by this prospectus, may be offered and sold to the public by certain shareholders of Autobytel.com (collectively, the "Selling
Securityholders"). The Selling Securityholders have acquired the shares through their exercise of stock options granted to them under Autobytel.com's 1996 Stock Option Plan and 1996 Stock Incentive Plan.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ABTL." On May 5, 1999, the closing price of a share of our common stock on the Nasdaq National Market was $27.00 per share.

        The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Autobytel.com will not receive any proceeds from the sale of the shares by the Selling Securityholders.

PROSPECTIVE PURCHASERS OF THE AUTOBYTEL.COM SHARES SHOULD SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



--------------------------------------------------------------------------------

                   The date of this prospectus is May 6, 1999

                              AVAILABLE INFORMATION

        Autobytel.com has filed with the Securities and Exchange Commission a registration statement on Form S-8, together with exhibits and documents incorporated by reference in the registration statement, under the Securities Act with respect to the shares being offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding Autobytel.com and the common stock offered, reference is made to the registration statement, exhibits and the documents incorporated in the registration statement by reference.

        Autobytel.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the SEC. The registration statement, including exhibits, and the reports and other information filed by Autobytel.com can be inspected without charge at the public reference facilities maintained by the SEC at the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the SEC located at Seven World Trade Center, l3th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov. Autobytel.com shares are quoted on the Nasdaq National Market.


                                  RISK FACTORS

        In addition to the other information in this prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in the common stock. Unless specified otherwise as used herein, the terms "we," "us" or "our" refers to autobytel.com inc. and its wholly owned subsidiaries.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT NET LOSSES FOR THE FORESEEABLE FUTURE. IF WE CONTINUE TO LOSE MONEY, OUR OPERATIONS WILL NOT BE FINANCIALLY VIABLE.

        We were formed in January 1995 as Auto-By-Tel LLC, and first received revenues from operations in March 1995. We therefore have a limited operating history upon which an investor may evaluate our operations and future prospects. Because of the recent emergence of the Internet-based vehicle information and purchasing industry, none of our executives has significant experience in the industry. This limited operating history and management experience means it is difficult for us to predict future operating results. We have incurred losses every quarter since inception and expect to continue to incur losses for the foreseeable future. We had an accumulated deficit of $43.3 million and $23.9 million as of December 31, 1998 and 1997, respectively. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the market for Internet commerce. To achieve profitability, we must, among other things:

        -   generate increased vehicle buyer traffic to our Web site,

        - continue to send new and pre-owned vehicle purchase requests to dealers that result in sufficient dealer transactions to justify our fees,

        - continue to expand the number of dealers in our network and enhance the quality of dealers,

        -   respond to competitive developments,

        -   increase our brand name visibility,

        -   successfully introduce new services,

        -   continue to attract, retain and motivate qualified personnel, and

        - continue to upgrade and enhance our technologies to accommodate expanded service offerings and increased consumer traffic.

        We cannot be certain that we will be successful in achieving these goals.

IF OUR DEALER TURNOVER INCREASES, OUR DEALER NETWORK AND REVENUE DERIVED FROM THIS NETWORK MAY DECREASE.

        Substantially all of our revenues are derived from fees paid by our network of subscribing dealerships. If dealer turnover increases and we are unable to add new dealers to mitigate any turnover, our revenues will decrease as our network of dealers decreases. If the number of dealers in our network declines our revenues may decrease and our business, results of operations and financial condition will be materially and adversely affected. A material factor affecting dealer turnover is our ability to provide dealers with high quality purchase requests. High quality purchase requests are those that result in high closing ratios. Closing ratio is the ratio of the number of vehicles purchased at a dealer generated from purchase requests to the total number of purchase requests sent to that dealer. All of our subscribing dealerships have entered into written marketing agreements with us having a stated term of one year or five years, but they are cancelable at the option of either party upon 30 days notice. We cannot assure that dealers will not terminate their agreements with us. Subscribing dealers may terminate their relationship with us for any reason, including an unwillingness to accept our subscription terms or in order to join alternative marketing programs. Our business is dependent upon our ability to attract and retain qualified new and pre-owned vehicle dealers. During 1998, 556 subscribing dealers in the United States terminated their affiliation with us or were terminated by us. During 1998 we also added 1,323 subscribing dealers to our dealership network. In order for us to grow or maintain our dealer network, we may need to reduce dealer turnover.

WE MAY LOSE SUBSCRIBING DEALERS IF WE RECONFIGURE DEALER TERRITORIES. IF WE LOSE DEALERS, WE WILL LOSE THE REVENUES ASSOCIATED WITH THOSE DEALERS.

        If the volume of purchase requests increases, we may need to reduce or reconfigure the exclusive territories currently assigned to dealerships in order to serve consumers more effectively. If a dealer is unwilling to accept a reduction or reconfiguration of its territory, it may terminate its relationship with us. The loss of dealers will cause a subsequent reduction in revenue unless we are able to mitigate this loss by adding new dealers or increasing the fees we receive from our other dealers. A dealer also could sue us to prevent such reduction or reconfiguration, or collect damages from us. We have experienced one such lawsuit. A material decrease in the number of dealers subscribing to our network or litigation with dealers could have a material adverse effect on our business, results of operations and financial condition.

WE RELY HEAVILY ON OUR PARTICIPATING DEALERS TO PROMOTE OUR BRAND VALUE BY PROVIDING HIGH QUALITY SERVICES TO OUR CONSUMERS. IF DEALERS DO NOT PROVIDE OUR CONSUMERS HIGH QUALITY SERVICES, OUR BRAND VALUE WILL DIMINISH AND THE NUMBER OF CONSUMERS WHO USE OUR SERVICES MAY DECLINE CAUSING A DECREASE IN OUR REVENUES.

        Promotion of our brand value depends on our ability to provide consumers a high quality experience for purchasing vehicles throughout the purchasing process. If our dealers do not provide consumers with high quality service, the value of our brand could be damaged and the number of consumers using our services may decrease. We devote significant efforts to train participating dealerships in practices that are intended to increase consumer satisfaction. Our inability to train dealers effectively, or the failure by participating dealers to adopt recommended practices, respond rapidly and professionally to vehicle inquiries, or sell and lease vehicles in accordance with our marketing strategies, could result in low consumer satisfaction, damage our brand name and could materially and adversely affect our business, results of operations and financial condition.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE.

        Our quarterly operating results may fluctuate due to many factors. Our expense levels are based in part on our expectations of future revenues which may vary significantly. We plan our business operations based on increased revenues and if our revenues do not increase faster than our expenses, our business, results of operations and financial condition will be materially and adversely affected. Other factors that may adversely affect our quarterly operating results include:

        - our ability to retain existing dealers, attract new dealers and maintain dealer and customer satisfaction,

        - the announcement or introduction of new or enhanced sites, services and products by us or our competitors,

        - general economic conditions and economic conditions specific to the Internet, online commerce or the automobile industry,

        - a decline in the usage levels of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services such as those offered by us,

        - our ability to upgrade and develop our systems and infrastructure and to attract new personnel in a timely and effective manner,

        - the level of traffic on our Web site and other sites that refer traffic to our Web site,

        -   technical difficulties, system downtime or Internet brownouts,

        - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure,

        -   governmental regulation, and

        -   unforeseen events affecting the industry.

SEASONALITY IS LIKELY TO CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS. INVESTORS MAY NOT BE ABLE TO PREDICT OUR ANNUAL OPERATING RESULTS BASED ON A QUARTER TO QUARTER COMPARISON OF OUR OPERATING RESULTS.

        To date, our quarter to quarter growth in revenues have offset any effects due to seasonality. However, we expect our business to experience seasonality as it matures. If this occurs, investors may not be able to predict our annual operating results based on a quarter to quarter comparison of our operating results. Seasonality in the automotive industry, Internet and commercial online service usage and advertising expenditures is likely to cause fluctuations in our operating results and could have a material adverse effect on our business, operating results and financial condition. We anticipate that purchase requests will typically increase during the first and third quarters when new vehicle models are introduced and will typically decline during the second and fourth quarters. Internet and commercial online service usage and the growth rate of such usage typically declines during the summer.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE. OUR MARKET IS COMPETITIVE NOT ONLY BECAUSE THE INTERNET HAS MINIMAL BARRIERS TO ENTRY, BUT ALSO BECAUSE WE COMPETE DIRECTLY WITH OTHER COMPANIES IN THE OFFLINE ENVIRONMENT.

        Our vehicle purchasing services compete against a variety of Internet and traditional vehicle purchasing services and automotive brokers. Therefore, we are affected by the competitive factors faced by both Internet commerce companies as well as traditional, offline companies within the automotive and automotive-related industries. The market for Internet-based commercial services is new, and competition among commercial Web sites is expected to increase significantly in the future. Our business is characterized by minimal barriers to entry, and new competitors can launch a competitive service at relatively low cost. To compete successfully as an Internet-based commercial entity, we must significantly increase awareness of our services and brand name. Failure to achieve these objectives will cause our revenues to decline and would have a material adverse effect on our business, results of operations and financial condition.

        We compete with other entities which maintain similar commercial Web sites including Autoweb.com, Cendant Membership Service, Inc.'s AutoVantage, Microsoft Corporation's Carpoint and Stoneage Corporation. Republic Industries, Inc., a large consolidator of dealers, has announced its intention to launch a Web site for marketing vehicles. We also compete indirectly against vehicle brokerage firms and affinity programs offered by several companies, including Costco Wholesale Corporation and Wal-Mart Stores, Inc. In addition, all major vehicle manufacturers have their own Web sites and many have recently launched or announced plans to launch online buying services, such as General Motors Corporation's BuyPower. We also compete with vehicle insurers, lenders and lessors as well as other dealers that are not part of our network. Such companies may already maintain or may introduce Web sites which compete with ours.

        We believe that the principal competitive factors in the online market are:

        -   brand recognition,

        -   speed and quality of fulfillment,

        -   variety of value-added services,

        -   ease of use,

        -   customer satisfaction,

        -   quality of service, and

        -   technical expertise.

        We cannot assure that we can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. In addition, competitive pressures may result in increased marketing costs, decreased Web site traffic or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition.

IF ANY OF OUR RELATIONSHIPS WITH INTERNET SEARCH ENGINES OR ONLINE AUTOMOTIVE INFORMATION PROVIDERS TERMINATES, OUR PURCHASE REQUEST VOLUME COULD DECLINE. IF OUR PURCHASE REQUEST VOLUME DECLINES, OUR PARTICIPATING DEALERS MAY NOT BE SATISFIED WITH OUR SERVICES AND MAY TERMINATE THEIR RELATIONSHIP WITH US OR FORCE US TO DECREASE THE FEES WE CHARGE FOR OUR SERVICE. IF THIS OCCURS, OUR REVENUES WOULD DECREASE.

        We depend on a number of strategic relationships to direct a substantial amount of purchase requests and traffic to our Web site. The termination of any of these relationships or any significant reduction in traffic to Web sites on which our services are advertised or offered, or the failure to develop additional referral sources, would cause our purchase request volume to decline. Since our dealers would be receiving fewer purchase requests, they may no longer be satisfied with our service and may terminate their relationships with us or force us to decrease the fees we charge for our services. If our dealers terminate their relationship with us or force us to decrease the fees we charge for our services, our revenues will decline which will have a material adverse effect on our business, results of operations and financial condition. We receive a significant number of purchase requests through a limited number of Internet search engines, such as Excite, and online automotive information providers, such as Edmund's and Kelley Blue Book. For example, in 1997 and 1998, approximately 49% and 34%, respectively, of our purchase requests came through Edmund's. We may not be able to maintain our relationship with Edmund's or other online service providers or find alternative, comparable marketing partners capable of originating significant numbers of purchase requests on terms satisfactory to us. In addition, we periodically negotiate revisions to existing agreements and these revisions could increase our costs in future periods. A number of our agreements with online service providers may be terminated without cause. Also, our agreement with Excite relating to our sponsorship of Netscape Communications Corporation's NetCenter Auto Channel is conditioned on Excite's NetCenter agreement with Netscape remaining in effect. The NetCenter agreement between Excite and Netscape can be terminated in the event of a change in control which may be triggered by America Online's acquisition of Netscape.

IF WE CAN NOT BUILD STRONG BRAND LOYALTY OUR BUSINESS MAY SUFFER.

        We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the Autobytel.com brand will depend largely on our ability to obtain a leadership position in Internet commerce. If dealers do not perceive us as an effective channel for increasing vehicle sales, or consumers do not perceive us as offering reliable information concerning new and pre-owned vehicles, as well as referrals to high quality dealers, in a user-friendly manner that reduces the time spent for vehicle purchases, we will be unsuccessful in promoting and maintaining our brand. Our brand may not be able to gain widespread acceptance among consumers or dealers. Our failure to develop our brand sufficiently would have a material adverse effect on our business, results of operations and financial condition.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT, TRAIN AND RETAIN ADDITIONAL HIGHLY QUALIFIED SALES AND MARKETING, MANAGERIAL AND TECHNICAL PERSONNEL, OUR BUSINESS MAY SUFFER.

        Our future success depends on our ability to identify, hire, train and retain highly qualified sales and marketing, managerial and technical personnel. In addition, as we introduce new services we will need to hire a significant number of personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain such personnel in the future. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

        Our business and operations are substantially dependent on the performance of our executive officers and key employees, some of whom are employed on an at-will basis and all of whom have worked together for only a short period of time. We maintain "key person" life insurance in the amount of $3.0 million on the life of Mark W. Lorimer, our Chief Executive Officer and President. The loss of the services of Mr. Lorimer or Ann Marie Delligatta, Executive Vice President and Chief Operating Officer, or one or more of our other executive officers or key employees could have a material adverse effect on our business, results of operations and financial condition.

WE ARE A NEW BUSINESS IN A NEW INDUSTRY AND NEED TO MANAGE OUR GROWTH AND OUR ENTRY INTO NEW BUSINESS AREAS IN ORDER TO AVOID INCREASED EXPENSES WITHOUT CORRESPONDING REVENUES.

        We are constantly expanding our operations and introducing new services to consumers and dealers in order to establish ourselves as a leader in the evolving market for Internet-based vehicle purchasing services. We also intend to enter into new foreign markets. The growth of our operations requires us to increase expenditures before we generate revenues. For example, we need to hire personnel to oversee the introduction of new services before we generate revenue from these services. Our inability to generate satisfactory revenues from such expanded services to offset costs could have a material adverse effect on our business, financial condition and results of operations. As of December 31, 1998, we had 180 employees, compared to 159 employees as of December 31, 1997, and 73 employees as of December 31, 1996.

        We believe establishing industry leadership also requires us to:

        - test, introduce and develop new services and products, including enhancing our Web site,

        -   expand the breadth of products and services offered,

        - expand our market presence through relationships with third parties, and

        -   acquire new or complementary businesses, products or technologies.

        We cannot assure you that we can successfully manage these tasks.

IF FEDERAL OR STATE FRANCHISE LAWS APPLY TO US WE MAY BE REQUIRED TO MODIFY OR ELIMINATE OUR MARKETING PROGRAMS. IF WE ARE UNABLE TO MARKET OUR SERVICES IN THE MANNER WE CURRENTLY DO OUR REVENUES MAY DECREASE AND OUR BUSINESS MAY SUFFER.

        We believe that neither our relationship with our dealers nor our dealer subscription agreements constitute "franchises" under federal or state franchise laws and that we are not subject to the coverage of state and motor vehicle dealer licensing laws. However, in the event that any state's regulatory requirements relating to franchises or our method of business impose additional requirements on us or include us within an industry-specific regulatory scheme, we may be required to modify our marketing programs in such states in a manner which undermines the program's attractiveness to consumers or dealers, we may become subject to fines or other penalties or if we determine that the licensing and related requirements are overly burdensome, we may elect to terminate operations in such state. In each case, our revenues may decline and our business, results of operations and financial condition could be materially and adversely affected.

        A Federal district court in Michigan has ruled that our dealer subscription agreement is not a "franchise" under Michigan law. However, if our relationship or written agreement with our dealers were found to be a "franchise" under federal or state franchise laws, then we could be subjected to other regulations, such as franchise disclosure and registration requirements and limitations on our ability to effect changes in our relationships without our dealers. We also believe that our dealer marketing service does not qualify as an automobile brokerage activity and therefore state broker licensing requirements do not apply to us. In response to Texas Department of Transportation concerns, we modified our marketing program in that state to include a pricing model under which all subscribing dealerships in Texas are charged uniform fees based on the population density of their particular geographic area and to make our program open to all dealerships who wish to apply.

IF FINANCIAL BROKER AND INSURANCE LICENSING REQUIREMENTS APPLY TO US IN STATES WHERE WE ARE NOT CURRENTLY LICENSED, WE WILL BE REQUIRED TO OBTAIN ADDITIONAL LICENSES AND OUR BUSINESS MAY SUFFER.

        We currently hold financial broker licenses in the states of Florida, Indiana, Rhode Island and Wisconsin and have applied for renewals in the states of California and Colorado. If we are required to be licensed elsewhere, it may result in an expensive and time-consuming process that could divert the effort of management away from day-to-day operations. In the event other states require us to be licensed and we are unable to do so, or are otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, we could be subject to fines or other penalties, and our business, results of operations and financial condition could be materially and adversely affected.

        We provide a link on our Web site to an online insurance application program offered by the American International Group. We receive fees from a member company of the American International Group in connection with this advertising activity. We do not believe that this activity requires us to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to ours. Given these uncertainties, we currently hold, through a wholly-owned subsidiary, insurance agent licenses in California, Indiana, Nebraska, New Jersey, and Utah. We have applied for insurance agent licenses in the remaining thirty-two states that issue corporate licensing and are awaiting approval. In the event other states require us to be licensed and we are unable to do so, or are otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, we could be subject to fines or other penalties, and our business, results of operations and financial condition could be materially and adversely affected.

INTERNET COMMERCE HAS YET TO ATTRACT SIGNIFICANT REGULATION. GOVERNMENT REGULATIONS MAY RESULT IN ADMINISTRATIVE MONETARY FINES, PENALTIES OR TAXES THAT MAY REDUCE OUR FUTURE EARNINGS.

        There are currently few laws or regulations that apply directly to the Internet. Because our business is dependent on the Internet, the adoption of new local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase our costs or otherwise have a material adverse effect on our business, results of operations and financial condition.

        Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.

EVOLVING GOVERNMENT REGULATIONS MAY REQUIRE FUTURE LICENSING WHICH COULD INCREASE ADMINISTRATIVE COSTS OR ADVERSELY AFFECT OUR REVENUES.

        In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various domestic and foreign laws and regulations. Compliance with these future laws and regulations may require us to obtain appropriate licenses at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, thereby potentially reducing our future results of operations.

        We have identified what we believe are the areas of domestic government regulation, which if changed, would be costly to us. These laws and regulations include franchise laws, motor vehicle brokerage licensing laws, insurance licensing laws, and motor vehicle dealership licensing laws, which may be applicable to aspects of our business. There could be laws and regulations applicable to our business which we have not identified or which, if changed, may be costly to us.

        The introduction of new services and expansion of our operations to foreign countries may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate business licenses, filing of bonds, appointment of foreign agents and periodic business reporting activity. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered in a particular foreign country, thereby having an adverse affect on our results of operations.

OUR SUCCESS IS DEPENDENT ON OUR KEEPING PACE WITH ADVANCES IN TECHNOLOGY. IF WE ARE UNABLE TO KEEP PACE WITH ADVANCES IN TECHNOLOGY, CONSUMERS MAY STOP USING OUR SERVICES AND OUR REVENUES WILL DECREASE.

        The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing Web site and technology obsolete. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be materially and adversely affected. Our performance will depend, in part, on our ability to continue to enhance our existing services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our Web site, Dealer Real Time system and other proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our Web site, Dealer Real Time system, or other proprietary technology to customer requirements or to emerging industry standards.

WE ARE VULNERABLE TO COMMUNICATIONS SYSTEM INTERRUPTIONS BECAUSE ALL OF OUR PRIMARY SERVERS ARE LOCATED IN A SINGLE LOCATION. IF COMMUNICATIONS TO THAT LOCATION WERE INTERRUPTED, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

        We host our Web site and Dealer Real Time system at our corporate headquarters in Irvine, California. Although we maintain redundant local offsite backup servers, all of our primary servers are located at our corporate headquarters and are vulnerable to interruption by damage from fire, earthquake, flood, power loss, telecommunications failure, break-ins and other events beyond our control. In the event that we experience significant system disruptions, our business, results of operations and financial condition would be materially and adversely affected. We have, from time to time, experienced periodic systems interruptions and anticipate that such interruptions will occur in the future. We maintain business interruption insurance which pays up to $6 million for the actual loss of business income sustained due to the suspension of operations as a result of direct physical loss of or damage to property at our offices. However, in the event of a prolonged interruption, this business interruption insurance may not be sufficient to fully compensate us for the resulting losses.

INTERNET COMMERCE IS NEW AND EVOLVING WITH FEW PROFITABLE BUSINESS MODELS. WE CANNOT ASSURE THAT OUR BUSINESS MODEL WILL BE PROFITABLE.

        The market for Internet-based purchasing services has only recently begun to develop and is rapidly evolving. While many Internet commerce companies have grown in terms of revenue, few are profitable. We can not assure that we will be profitable. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there are few proven services and products. Moreover, since the market for our services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market.

IF CONSUMERS DO NOT ADOPT INTERNET COMMERCE AS A MAINSTREAM MEDIUM OF COMMERCE, OUR REVENUES MAY NOT GROW AND OUR EARNINGS MAY SUFFER.

        The success of our services will depend upon the adoption of the Internet by consumers and dealers as a mainstream medium for commerce. While we believe that our services offer significant advantages to consumers and dealers, there can be no assurance that widespread acceptance of Internet commerce in general, or of our services in particular, will occur. Our success assumes that consumers and dealers who have historically relied upon traditional means of commerce to purchase or lease vehicles, and to procure vehicle financing and insurance, will accept new methods of conducting business and exchanging information. In addition, dealers must be persuaded to adopt new selling models and be trained to use and invest in developing technologies. Moreover, critical issues concerning the commercial use of the Internet, such as, ease of access, security, reliability, cost, and quality of service, remain unresolved and may impact the growth of Internet use. If the market for Internet-based vehicle marketing services fails to develop, develops slower than expected or becomes saturated with competitors, or if our services do not achieve market acceptance, our business, results of operations and financial condition will be materially and adversely affected.

THE PUBLIC MARKET FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE, ESPECIALLY SINCE MARKET PRICES FOR INTERNET-RELATED AND TECHNOLOGY STOCKS HAVE OFTEN BEEN UNRELATED TO OPERATING PERFORMANCE.

        Prior to the initial public offering of our common stock in March 1999, there was no public market for our common stock. We cannot assure that an active trading market will be sustained or that the market price of the common stock will not decline. Even if an active trading market does develop, the market price of the common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

        -   actual or anticipated variations in our quarterly operating results,

        -   announcements of new product or service offerings,

        -   technological innovations,

        -   competitive developments,

        -   changes in financial estimates by securities analysts,

        - conditions and trends in the Internet and electronic commerce industries,

        - adoption of new accounting standards affecting the automotive industry, and

        -   general market conditions and other factors.

        Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs. We cannot assure that such high trading prices will be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with publicly traded securities. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial condition.

WE FACE UNCERTAINTIES WITH CHANGING LEGISLATION IN THE AUTOMOTIVE INDUSTRY WHICH COULD REQUIRE INCREASED REGULATORY AND LOBBYING COSTS AND MAY HARM OUR BUSINESS.

        Our purchasing service may result in changing the way vehicles are sold which may be viewed as threatening by new and pre-owned vehicle dealers who do not subscribe to the Autobytel.com program. Such businesses are often represented by influential lobbying organizations, and such organizations or other persons may propose legislation which could impact the evolving marketing and distribution model which our service promotes. Should current laws be changed or new laws passed, our business, results of operations and financial condition could be materially and adversely affected. As we introduce new services, we may need to comply with additional licensing regulations and regulatory requirements.

        To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future. A significant increase in the amount we spend on lobbying or related activities would have a material adverse effect on our results of operations and financial condition.

OUR INTERNATIONAL EXPANSION MAY REQUIRE US TO COMPLY WITH BURDENSOME REGULATORY, TARIFF AND LICENSING REQUIREMENTS. OUR NEED TO COMPLY WITH BURDENSOME GOVERNMENTAL REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO GROW OUR BUSINESS.

        We intend to expand our new vehicle purchasing service to foreign markets through licensing our technology, business processes and trade names and by establishing relationships with vehicle dealers and strategic partners located in foreign markets.

        By expanding our operations to various other countries, we may become subject to laws or treaties that regulate the marketing, distribution and sale of motor vehicles. We will need to spend our resources to determine whether the laws of the countries in which we seek to operate require us to modify, or prohibit the use of, our Autobytel.com system. In addition, the laws of other countries may impose licensing, bonding or similar requirements on us as a condition to doing business in these countries.

WE HAVE LIMITED EXPERIENCE IN PROVIDING OUR INTERNET-BASED MARKETING SERVICE ABROAD. WE MAY NOT BE SUCCESSFUL IN ESTABLISHING OUR BUSINESS ABROAD WHICH MAY LIMIT OUR FUTURE GROWTH.

        We have had limited experience in providing our Internet-based marketing service abroad and we cannot be certain that we will be successful in introducing or marketing our services abroad. In addition, there are risks inherent in conducting business in international markets, such as:

        -   changes in political conditions,

        -   regulatory requirements,

        -   potentially weaker intellectual property protections,

        - tariffs and other trade barriers, fluctuations in currency exchange rates, or potentially adverse tax consequences,

        -   difficulties in managing or overseeing foreign operations, and

        - educating consumers and dealers who may be unfamiliar with the benefits of online marketing and commerce.

One or more of such factors may have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

OUR COMPUTER INFRASTRUCTURE MAY BE VULNERABLE TO SECURITY BREACHES. ANY SUCH PROBLEMS COULD JEOPARDIZE CONFIDENTIAL INFORMATION TRANSMITTED OVER THE INTERNET, CAUSE INTERRUPTIONS IN OUR OPERATIONS OR CAUSE US TO HAVE LIABILITY TO THIRD PERSONS.

        Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breach could cause us to have liability to one or more third parties and disrupt all or part of our operations. Any of these events would have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect against such losses.

WE DEPEND ON CONTINUED TECHNOLOGICAL IMPROVEMENTS IN OUR SYSTEMS AND IN THE INTERNET OVERALL. IF WE ARE UNABLE TO HANDLE AN UNEXPECTEDLY LARGE INCREASE IN VOLUME OF CONSUMERS USING OUR WEB SITE, WE CANNOT ASSURE OUR CONSUMERS OR DEALERS THAT PURCHASE REQUESTS WILL BE EFFICIENTLY PROCESSED AND OUR BUSINESS MAY SUFFER.

        If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it by such potential growth. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, timely development of complementary products such as high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation.

        An unexpectedly large increase in the volume or pace of traffic on our Web site or the number of orders placed by customers may require us to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our Web site or expand and upgrade our systems and infrastructure to accommodate such increases. In addition, we cannot assure that our dealers will efficiently process purchase requests.

OUR BUSINESS COULD BE INTERRUPTED BY YEAR 2000 PROBLEMS IF OUR VENDORS, CONSUMERS OR DEALERS ARE UNABLE TO CONVERT THEIR SYSTEMS. THEIR FAILURE TO CONVERT THEIR SYSTEMS MAY AFFECT THE ABILITY OF OUR CONSUMERS AND DEALERS TO ACCESS OUR WEB SITE OR THE DEALER REAL TIME SYSTEM. OUR BUSINESS WOULD SUFFER IF SUCH FAILURE PREVENTED ACCESS TO OUR ONLINE SYSTEMS.

        Because many computer applications have been written using two digits rather than four to define the applicable year, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This "Year 2000 issue" could result in system failures or miscalculations causing disruptions of operations, including disruptions of our Web site, the Dealer Real Time system or normal business activities.

        We cannot predict the extent to which the Year 2000 issue will affect our vendors, consumers or dealers, or the extent to which we would be vulnerable if such parties fail to resolve any Year 2000 issues on a timely basis. The failure of such parties to convert their systems on a timely basis or effect a conversion that is compatible with our systems in order to avoid any Year 2000 issues could have a material adverse effect on us. In addition, to the extent our customers are unable to access our Web site or dealers are unable to access the Dealer Real Time system, such failures would have a material adverse effect on our business, results of operations, or financial condition.

        The worst-case scenario related to the Year 2000 issue would be an overall failure of the national Internet and telecommunications infrastructure. If this failure were to prevent users and dealers from accessing the Internet, we would attempt to provide alternative means to allow users to connect to our servers. Any national disruption to the telecommunications systems used by our business will have a material adverse effect on our business, results of operations, or financial condition.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD IMPAIR OUR COMPETITIVE POSITION.

        Our ability to compete depends upon our proprietary systems and technology. While we rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect our proprietary rights, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leadership position and strengthening our brand. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or potential litigation would have a material adverse effect on our business, results of operations and financial condition. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims or infringement or invalidity. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to our trade secrets and technology.

OUR FOUNDERS, OFFICERS AND DIRECTORS AND THEIR AFFILIATES HAVE SUBSTANTIAL CONTROL OF OUR VOTING STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT STOCKHOLDERS. SUCH DECISIONS COULD ADVERSELY AFFECT OUR STOCK PRICE.

           The control of a large amount of our stock by insiders could have an adverse effect on the market price of our common stock. Our executive officers and directors beneficially own or control approximately 6,174,352 shares or 31% of the outstanding shares of our common stock. In addition, our founders, Peter Ellis and John Bedrosian beneficially own or control approximately 17% and 15%, respectively, of the outstanding shares of our common stock. Our officers, directors, founders and their affiliates, assuming they vote together, have the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions and other extraordinary transactions.

SUBSTANTIAL SALES OR THE PERCEPTION OF FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. SINCE THE MARKET PRICES FOR INTERNET-RELATED STOCKS ARE LIKELY TO REMAIN VOLATILE, OUR STOCK PRICE MAY BE MORE ADVERSELY AFFECTED THAN OTHER COMPANIES BY SUCH FUTURE SALES.

        Sale of substantial numbers of shares of common stock in the public market could adversely affect the market price of our common stock and make it more difficult for us to raise funds through equity offerings in the future. A substantial number of outstanding shares of common stock and shares of common stock issuable upon exercise of outstanding stock options will become available for resale in the public market at prescribed times. Of the 17,874,502 shares that were outstanding as of April 30, 1999, 4,877,560 shares are eligible for sale in the public market without restriction. 7,122,481 shares of common stock are currently restricted until September 26, 1999 under lock-up agreements with the underwriters for our initial public offering, and another 5,808,977 shares are restricted until December 26, 1999 under lock-up agreements with these same underwriters. Upon the expiration of these lock-up agreements, such shares of common stock will become eligible for sale in the public market in accordance with the provisions of Rules 144 and 701 under the Securities Act and any contractual restrictions on their transfer, as applicable. BT Alex. Brown Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition, holders of approximately 12,997,957 shares of common stock are entitled to certain registration rights with respect to such shares until such time as the holders of such common stock may sell such shares under Rule 144 of the Securities Act.

WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS. IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING WE MAY NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS.

        We currently anticipate that our cash, cash equivalents and short-term investments will be sufficient to meet our anticipated needs for working capital and other cash requirements until at least March 31, 2000. We may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on our business, results of operations, financial condition and prospects.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A THIRD PARTY FROM ACQUIRING US OR LIMIT THE PRICE THIRD PARTIES ARE WILLING TO PAY FOR OUR STOCK.

        Provisions of our amended and restated certificate of incorporation and bylaws relating to our corporate governance could make it difficult for a third party to acquire us, and could discourage a third party from attempting to acquire control of us. These provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. These provisions provide that the board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or change in our management because less than a majority of the board of directors are up for election at each annual meeting. In addition, these provisions impose various procedural and other requirements which could make it more difficult for stockholders to effect corporate actions such as a merger, asset sale or other change of control of us. Such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

        We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or did own 15% or more of the corporation's voting stock.

OUR ACTUAL RESULTS COULD DIFFER FROM FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

        This prospectus contains forward-looking statements based on current expectations which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth above and elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.


                                  AUTOBYTEL.COM

OVERVIEW

        We are a leading, branded Internet site for new and pre-owned vehicle information and purchasing services. Through our Web site, www.autobytel.com, consumers can research pricing, specifications and other information regarding new and pre-owned vehicles. When consumers indicate they are ready to buy, they can be connected to Autobytel.com's network of over 2,700 dealers in North America, with each dealer representing a franchise for a particular vehicle make. Dealers participate in our network by entering into non-exclusive contracts with us. We expect our dealers to provide a haggle-free, competitive offer. We provide our services free of charge to consumers and derive substantially all of our revenues from fees paid by participating dealers.

        We believe our services benefit both consumers and participating dealers in the following ways:

        - we supply consumers with information they can use to make an informed and intelligent vehicle purchasing decision,

        -   we provide consumers a convenient buying experience,

        - we provide consumers access to a broad range of related services such as insurance, financing and leasing through our Web site,

        - we reduce our participating dealers' costs by directing to them large volumes of potential automotive buyers, and

        - we train our dealers to appropriately deal with knowledgeable Internet consumers.

        We introduced our new vehicle purchasing services in May 1995 and our Certified Pre-Owned CyberStore program in April 1997. Our new vehicle purchasing service enables consumers to shop for and select a new vehicle through our Web site by providing research on new vehicles such as pricing, features, specifications and colors. When consumers indicate they are ready to buy, they can complete a purchase request online. A purchase request is an online inquiry a consumer makes to receive a price quote for a specific vehicle from one of the dealers in our network. The CyberStore allows consumers to search for a pre-owned vehicle according to the price, make, model, color, year and location of the vehicle. The CyberStore locates and displays the descriptions, locations and actual photographs of all vehicles that satisfy the consumer's search parameters.

        According to CNW Marketing/Research, an independent research organization, United States consumers spent over $657 and $667 billion on new and pre-owned vehicles representing the sale of over 60.0 and 60.3 million vehicles in 1997 and 1998, respectively. Although automotive retailing attracts significant consumer dollars, we believe that consumers associate the traditional vehicle buying experience with high-pressure sales tactics. In the United States, new vehicles are traditionally sold through face-to-face, negotiated transactions at approximately 49,000 dealerships franchised by manufacturers. Approximately 40% of pre-owned vehicles are also sold through these dealerships. Our company was founded with the objective of significantly improving the purchasing process for consumers and dealers.

        From inception through March 31, 1999, we have successfully expanded our dealer network to over 2,700 dealers and have directed approximately 2.5 million purchase requests to our dealer network. During 1998, we directed over 1.3 million purchase requests to our dealers. The dealers in our network use our online information platform, the Dealer Real Time system. The Dealer Real Time system is an Internet-based communications platform that provides dealers with immediate purchase request information, the ability to track customers and purchase requests, and other value-added features, including automatic uploading of pre-owned vehicle inventory into our database. We believe that the Dealer Real Time system gives dealers a competitive advantage compared to delivering purchase requests by fax.

        We have developed strategic marketing, advertising, development and distribution affiliations with other companies, including:

        -   Internet search engine providers, such as Excite, Inc.,

        - cable service providers, such as MediaOne Interactive Services, Inc.,

        - international automotive distributions, such as Inchcape Automotive Limited and Bilia AB,

        - Internet providers of vehicle pricing and specification information, such as Edmund's Publications Corp., Kelley Blue Book, Pace Publications, Inc. and IntelliChoice, Inc., and

        - financing and insurance providers, such as Chase Manhattan Automotive Finance Corporation, General Electric Capital Auto Financial Services, Inc. and New Hampshire Insurance Corporation, a member company of the American International Group.

        We have entered into agreements with e-solutions, Inc., Intec, Inc. and Trans Cosmos, Inc. to provide for the organization and establishment of a joint venture in Japan and the license for the use of our name and systems.

        Our executive officers and directors beneficially own or control approximately 6,174,352 shares or 31% of the outstanding shares of our common stock. In addition, our founders, Peter Ellis and John Bedrosian beneficially own or control approximately 17% and 15%, respectively, of the outstanding shares of our common stock.

        We are a Delaware corporation incorporated on May 17, 1996. We were previously formed in Delaware in January 1995 as a limited liability company under the name Auto-By-Tel LLC. Our principal executive offices are located at 18872 MacArthur Boulevard, Irvine, California 92612-1400, and our telephone number is (949) 255-4500. Our Web site is located at www.autobytel.com.

                                USE OF PROCEEDS

        Autobytel.com will not receive any proceeds from the sale of shares which may be sold pursuant to this prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

        The following table sets forth information with respect to the beneficial ownership of those Selling Securityholders who each own greater than 1,000 shares of common stock, issued under Autobytel.com's 1996 Stock Option Plan and 1996 Stock Incentive Plan, based upon the corporate records of Autobytel.com on May 5, 1999. In addition, this reoffer prospectus covers and may be used by unnamed Selling Securityholders who individually hold less than 1,000 shares of common stock (4,601 shares in the aggregate) issued under Autobytel.com's 1996 Stock Option Plan and 1996 Stock Incentive Plan. The Selling Securityholders are not affiliates of Autobytel.com.

                                                                                 PERCENTAGE
                                                                  AMOUNT        OF OUTSTANDING
                                                                 OF COMMON          COMMON
                                   AMOUNT OF                      STOCK TO         STOCK TO
                                 COMMON STOCK      AMOUNT OF     BE OWNED IF      BE OWNED IF
                                 BENEFICIALLY    COMMON STOCK    ALL SHARES       ALL SHARES
                                    OWNED          STOCK TO        OFFERED         OFFERED
                                   PRIOR TO       BE OFFERED       HEREBY           HEREBY
NAME OF SELLING STOCKHOLDER        OFFERING         HEREBY        ARE SOLD         ARE SOLD
---------------------------     --------------  --------------  -------------   ---------------
ALFONSO, DAVID                        8,333           8,333              --              --
CHARETTE, NIKKI                       1,111           1,111              --              --
CIRESA, TOM                         158,071         158,071              --              --
DAVIS, DARREN                         5,555           5,555              --              --
DITTEMORE, JIM                        7,778           7,778              --              --
ELLSPERMANN, RANDY                   55,555          55,555              --              --
FANG, JULIE                           1,852           1,852              --              --
IORGULESCU, ANDREW                   14,206          13,206           1,000              --
SIMMONDS, PAUL                        1,852           1,852              --              --
SORRENTINO, TONY                      5,555           5,555              --              --
WEBB, HOLLY                           1,930           1,930              --              --

                                    261,798         260,798           1,000              --
                                   --------        --------        --------        --------

                              PLAN OF DISTRIBUTION

        Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholder in one or more transactions on the Nasdaq National Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. All expenses of the registration of the shares will be paid by Autobytel.com.

        In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

        There can be no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

        Autobytel.com has notified the Selling Securityholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

        The validity of the shares being offered hereby has been passed upon for Autobytel.com by Paul, Hastings, Janofsky & Walker LLP, New York, New York, counsel to Autobytel.com. Attorneys in the firm of Paul, Hastings, Janofsky & Walker LLP own an aggregate of approximately 14,000 shares of common stock.

                                     EXPERTS

        The Consolidated Financial Statements of Autobytel.com incorporated by reference in this prospectus have been examined by Arthur Andersen LLP, independent public accountants, for the periods indicated in their reports thereon. Such Financial Statements are set forth in reliance upon the reports of such firms given upon their authority as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following information filed with the Securities and Exchange Commission is incorporated by reference herein: Autobytel.com's registration statement on Form S-1 (Reg. No. 333-70621) filed with the Commission on January 15, 1999, including any amendment or report thereto subsequently filed by Autobytel.com for the purpose of updating that registration statement pursuant to the Securities Act.

           All documents filed by Autobytel.com pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        Autobytel.com will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to autobytel.com inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400, attention: Ariel Amir, Esq. (telephone 949-225-4500).

                                 INDEMNIFICATION

           Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

           Article IX of Autobytel.com's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

        Article VII of Autobytel.com's Bylaws provides for the indemnification of officers and directors to the fullest extent permissible by the General Corporation Law of the State of Delaware.

        Autobytel.com has entered into agreements to indemnify its directors and officers. These agreements, among other things, indemnify Autobytel.com's directors and officers for expenses including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as an officer or director of Autobytel.com.

        Autobytel.com's directors and officers shall not be entitled to indemnity under these agreements if a reviewing party appointed by the board of directors determines that such person is not entitled to be indemnified thereunder under applicable law. In addition, Autobytel.com's directors and officers may not be indemnified for expenses reasonably incurred regarding any claim related to the fact that such person was a director or officer of
Autobytel.com:

        1) if the expenses result from acts, omissions or transactions for which such person is prohibited from receiving indemnification;

        2) if the claims were initiated or brought voluntarily by one of Autobytel.com's directors or officers and not by way of defense, counterclaim or cross claim; or

        3) if a claim instituted by one of Autobytel.com's directors or officers or by Autobytel.com to enforce or interpret the indemnity agreement was found to be frivolous or made in bad faith by a court having jurisdiction over such matter.

        To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Autobytel.com as discussed above, Autobytel.com has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Autobytel.com has a director and office holders' liability insurance policy insuring its officeholders with respect to matters permitted by the Delaware General Corporation Law. The policy is limited to liability of $20 million plus legal fees.

        No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Autobytel.com, by any Selling Securityholder or by any other person. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Autobytel.com since such date.


                                 ---------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information ..................................................       2
Risk Factors ...........................................................       2
Autobytel.com ..........................................................      15
Use of Proceeds ........................................................      17
Selling Securityholders ................................................      18
Plan of Distribution ...................................................      18
Legal Matters ..........................................................      19
Experts ................................................................      19
Incorporation of Certain Documents by Reference ........................      19
Indemnification ........................................................      19





                                     265,399
                                     SHARES
                                 OF COMMON STOCK



                               AUTOBYTEL.COM INC.





                            ------------------------
                               REOFFER PROSPECTUS
                            ------------------------





                                   May 6, 1999

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following information filed with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference:

        1. The Registrant's final prospectus filed pursuant to Rule 424(b)(3) on March 26, 1999, pursuant to the Securities Act of 1933, as amended (the "Securities Act").

        2. The Registrant's Form 8-A filed on March 5, 1999, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        3. The description of the common stock contained in the Registrant's final prospectus filed pursuant to Rule 424(b)(3) on March 26, 1999, pursuant to the Securities Act.

        In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the issuance of the shares of common stock registered under this registration statement has been passed upon for Autobytel.com by Paul, Hastings, Janofsky & Walker LLP. Attorneys in the firm of Paul, Hastings, Janofsky & Walker LLP own an aggregate of approximately 14,000 shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

        Article IX of Autobytel.com's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

        Article VII of Autobytel.com's Bylaws provides for the indemnification of officers and directors to the fullest extent permissible by the General Corporation Law of the State of Delaware.

        Autobytel.com has entered into agreements to indemnify its directors and officers. These agreements, among other things, indemnify Autobytel.com's directors and officers for expenses including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as an officer or director of Autobytel.com.

        Autobytel.com's directors and officers shall not be entitled to indemnity under these agreements if a reviewing party appointed by the board of directors determines that such person is not entitled to be indemnified thereunder under applicable law. In addition, Autobytel.com's directors and officers may not be indemnified for expenses reasonably incurred regarding any claim related to the fact that such person was a director or officer of
Autobytel.com:

        1) if the expenses result from acts, omissions or transactions for which such person is prohibited from receiving indemnification;

        2) if the claims were initiated or brought voluntarily by one of Autobytel.com's directors or officers and not by way of defense, counterclaim or cross claim; or

        3) if a claim instituted by one of Autobytel.com's directors or officers or by Autobytel.com to enforce or interpret the indemnity agreement was found to be frivolous or made in bad faith by a court having jurisdiction over such matter.

        To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Autobytel.com as discussed above, Autobytel.com has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Autobytel.com has a director and office holders' liability insurance policy insuring its officeholders with respect to matters permitted by the Delaware General Corporation Law. The policy is limited to liability of $20 million plus legal fees.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.


        The shares to be sold under the reoffer prospectus were initially sold by Autobytel.com pursuant to Rule 701 as promulgated by the Commission under the Securities Act or Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

        The exhibits filed as part of this registration statement are as follows:

                                                                                   SEQUENTIAL
EXHIBIT NO.                              DESCRIPTION                                PAGE NO.
-----------                              -----------                               ----------
   3.1            Amended and Restated Certificate of Incorporation of the
                  Registrant.(*)

   3.2            Amended and Restated By-laws of the Registrant.(*)

   4.1            Form of Common Stock Certificate.(*)

   4.2            Amended and Restated Investors' Rights Agreement, dated
                  October 21, 1997, as amended from time to time, between autobytel.com inc. and the Investors named in Exhibit A thereto.(*)

   4.3            Form of Lock-Up Agreement.(*)

   5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP.

  10.1            1996 Stock Option Plan.(*)

  10.2            1996 Stock Incentive Plan.(*)

  10.3            1996 Employee Stock Purchase Plan.(*)

  10.4            1998 Stock Option Plan.(*)

  10.5            1999 Stock Option Plan.(*)

  23.1            Consent of Arthur Andersen LLP.

  23.2            Consent of Paul, Hastings, Janofsky & Walker LLP (included in
                  Exhibit 5.1).

  23.3            Consent of CNW Marketing Research.

  24.1            Power of Attorney (included on the Signature Page).

----------

(*) Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 333-70621, originally filed with the Securities and Exchange Commission on January 15, 1999, and declared effective (as amended) on March 25, 1999.

ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A) (1) (i) and (A) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 6, 1999.


                                        autobytel.com inc.
                                        (Registrant)



                                        By:    /s/ Mark W. Lorimer
                                           -------------------------------------
                                             Mark W. Lorimer
                                             Chief Executive Officer,
                                             President and Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Lorimer, Hoshi Printer and Ariel Amir, with full power to act without the other, and each of them, as his true and lawful attorney- or attorneys-in-fact and agent or agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                               TITLE                          DATE
           ---------                               -----                          ----
/s/ Michael Fuchs                  Chairman of the Board and Director          May 6, 1999
------------------------------
MICHAEL FUCHS

/s/ Jeffrey H. Coats               Director                                    May 6, 1999
------------------------------
JEFFREY H. COATS

/s/ Mark N. Kaplan                 Director                                    May 6, 1999
------------------------------
MARK N. KAPLAN

           SIGNATURE                               TITLE                          DATE
           ---------                               -----                          ----
/s/ Kenneth J. Orton                Director                                   May 6, 1999
------------------------------
KENNETH J. ORTON

/s/ Robert S. Grimes               Executive Vice President and Director       May 6, 1999
------------------------------
ROBERT S. GRIMES

 /s/ Mark W. Lorimer               Chief Executive Officer, President          May 6, 1999
------------------------------     and Director (Principal Executive
MARK W. LORIMER                    Officer)

/s/ Hoshi Printer                  Senior Vice President and Chief             May 6, 1999
------------------------------     Financial Officer (Principal
HOSHI PRINTER                      Accounting and Financial Officer)

/s/ Ann M. Delligatta              Executive Vice President and Chief          May 6, 1999
------------------------------     Operating Officer
ANN M. DELLIGATTA

/s/ Peter Titz                     Director                                    May 6, 1999
------------------------------
PETER TITZ

/s/ Richard A. Post                Director                                    May 6, 1999
------------------------------
RICHARD POST

                                  EXHIBIT INDEX

                                                                                   SEQUENTIAL
EXHIBIT NO.                              DESCRIPTION                                PAGE NO.
-----------                              -----------                               ----------

   3.1            Amended and Restated Certificate of Incorporation of the
                  Registrant.(*)

   3.2            Amended and Restated By-laws of the Registrant.(*)

   4.1            Form of Common Stock Certificate.(*)

   4.2            Amended and Restated Investors' Rights Agreement, dated
                  October 21, 1997, as amended from time to time, between autobytel.com inc. and the Investors named in Exhibit A thereto.(*)

   4.3            Form of Lock-Up Agreement.(*)

   5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP.

  10.1            1996 Stock Option Plan.(*)

  10.2            1996 Stock Incentive Plan.(*)

  10.3            1996 Employee Stock Purchase Plan.(*)

  10.4            1998 Stock Option Plan.(*)

  10.5            1999 Stock Option Plan.(*)

  23.1            Consent of Arthur Andersen LLP.

  23.2            Consent of Paul, Hastings, Janofsky & Walker LLP (included in
                  Exhibit 5.1).

  23.3            Consent of CNW Marketing Research.

  24.1            Power of Attorney (included on the Signature Page).



----------

(*) Incorporated by reference to the Registrant's registration statement on Form S-1, Registration No. 333-70621, originally filed with the Securities and Exchange Commission on January 15, 1999, and declared effective (as amended) on March 25, 1999.